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                                                                    EXHIBIT 99.1



                               [EQUITY INNS LOGO]

                 EQUITY INNS ANNOUNCES SALE OF COMMON STOCK AND
                      SERIES B CUMULATIVE PREFERRED STOCK
           - NET PROCEEDS FROM STOCK OFFERINGS TOTAL $22.2 MILLION -

GERMANTOWN, Tenn., October 10, 2003 -- Equity Inns, Inc. (NYSE: ENN), today announced that it has completed a sale of 2,000,000 shares of common stock to certain advisory clients of Cohen & Steers Capital Management, Inc. The sale is being made pursuant with the Company's existing shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission.

The shares were priced at a net price of $7.55, representing a 2.5% discount from the trailing ten day closing average of $7.74. The net proceeds from the sale, after expenses, are expected to be approximately $15.0 million.

Simultaneously, the Company sold 287,500 shares of 8.75% Series B Cumulative Preferred Stock (liquidation preference of $25 per share), to certain advisory clients of Cohen & Steers Capital Management, Inc. with net proceeds, after expenses, expected to be $7.2 million. The Series B Preferred Stock may be redeemed at par at the election of the Company on or after August 11, 2008. These securities have no stated maturity, sinking fund or mandatory redemption and are not convertible into any other securities of the Company.

Howard Silver, President and Chief Operating Officer of Equity Inns commented, "We believe that these transactions were an efficient and cost effective way to raise capital."

The Company expects to use the combined $22.2 million of proceeds for acquisitions and to repay a portion of its outstanding borrowings under the Company's line of credit.

Phillip H. McNeill, Sr., Chairman of Equity Inns stated, "We are pleased that these transactions will enable us to reduce our debt and strengthen our balance sheet. We expect to re-deploy the capital as opportunities to purchase strategic lodging assets emerge. This should position Equity Inns for improved profitability and increased shareholder value."



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The Series B Preferred Stock trades on the New York Stock Exchange under the symbol ENN PrB.

ABOUT EQUITY INNS

Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The company owns 94 hotels with 12,109 rooms located in 34 states. For more information about Equity Inns, visit the company's Web site at www.equityinns.com.

Forward Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the 1995 Private Securities Litigation Reform Law, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. Such risks and uncertainties include, but are not limited to, the following: the ability of the company to cope with domestic economic and political disruption and Federal and state governmental regulation of war, terrorism, states of emergency or similar activities resulting from the terrorist attacks occurring on September 11, 2001; the ability of the company to successfully implement its operating strategy; changes in economic cycles; competition from other hospitality companies; and changes in the laws and government regulations applicable to the company. From time to time, these and other risks are discussed in the company's filings with the Securities and Exchange Commission.

CONTACT:          Equity Inns, Inc.
                  Howard Silver, 901/754-7774
                  Or
                  Integrated Corporate Relations, Inc.
                  Brad Cohen, 203/222-9013 ext. 238